Exhibit 99.1

pdvWireless Announces Consideration of Notice of Proposed Rulemaking by FCC

WOODLAND PARK, NJ – 2/21/19 – pdvWireless, Inc., (the "Company"), today announced that the Federal Communications Commission (“FCC”) intends to discuss a draft Notice of Proposed Rulemaking (“NPRM”) for consideration by the Commission during the FCC’s Open Meeting taking place on Friday, March 15, 2019 from 10:30 am to 12:30 pm EDT. The NPRM is related to the previously issued Notice of Inquiry (“NOI”) addressing use of the Part 90 900 MHz land mobile band. Information related to the Open Meeting can be found via the following link https://www.fcc.gov/news-events/events/2019/03/march-2019-open-commission-meeting.

“We thank Chairman Pai for his continued commitment to freeing up important 900 MHz spectrum for broadband use. By scheduling an NPRM for consideration at the Commission's March Open Meeting, the Chairman has taken another important step in executing the FCC’s FAST Plan.  We look forward to reviewing the contents and providing feedback on the Commission's proposal and to working with the Chairman and Commissioners to accelerate a broadband solution to match the incredible interest we are seeing from utilities and other enterprises.  The launch of the Utilities Broadband Alliance as well as our recently-granted "High Impact Status" collaboration with the Department of Energy and its National Renewable Energy Lab confirm our belief that private LTE broadband can drive a host of technology, cyber and resiliency benefits to our nation's grid,” said Morgan E. O’Brien, CEO of pdvWireless.

The FCC’s Open Commission Meeting will be made publicly available via a live webcasting.  A replay of the stream will also be made available.

About pdvWireless, Inc.

pdvWireless, Inc. (NASDAQ: PDVW) is focused on developing and offering solutions that leverage its spectrum assets for the deployment of next generation private broadband networks designed to meet the needs of critical infrastructure and enterprise customers. We are the largest holder of licensed nationwide spectrum in the 900 MHz spectrum band throughout the contiguous United States, plus Hawaii, Alaska and Puerto Rico. On average, we hold approximately 60% of the channels in the Part 90 portion of the 900 MHz band in the top 20 metropolitan market areas in the United States. We are currently pursuing a regulatory proceeding at the Federal Communications Commission that seeks to modernize and realign a portion of the 900 MHz band to increase its usability and capacity and accommodate the future deployment of broadband technologies and services. At the same time, we are expecting to enable private broadband network solutions, leveraging our spectrum, that address the growing and unmet needs of our targeted critical infrastructure and enterprise customers. Our Chairman, Brian McAuley, and CEO, Morgan O'Brien, were the co-founders of Nextel Communications and have over 60 years of combined experience in telecom operations and successfully developing regulatory driven spectrum initiatives to address the unmet wireless communications needs of businesses. pdvWireless is headquartered in Woodland Park, New Jersey.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts are forward-looking statements as defined under the Federal securities laws. These forward-looking statements include statements regarding the regulatory status, timing and results of the Company’s initiatives and related activities involving the FCC and the Company’s spectrum and other business initiatives and opportunities. Any forward-looking statements contained herein are based on the Company’s current expectations but are subject to a number of risks and uncertainties that could cause its actual future results to differ materially from its current expectations or those implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) the Company’s spectrum initiatives, including its FCC proceedings aimed at modernizing and realigning the 900 MHz spectrum band to increase its usability and capacity, which contemplates the utilization of such spectrum for the future deployment of broadband technologies and services, may not be successful on a timely basis or at all, and may continue to require significant time and attention from its senior management team and the expenditure of significant resources; (ii) the Company may not be successful in identifying, developing and commercializing network and mobile communication solutions utilizing its current and future spectrum and commercially available technologies; (iii) the Company has had net losses each year since its inception and may not achieve or maintain profitability in the future; (iv) the Company’s ability to control the costs and to achieve the expected operational benefits and long- term cost savings of its restructuring plans, including the transfer of its TeamConnect and pdvConnect businesses;  (v) the wireless communications industry is highly competitive and the Company may not be able to compete successfully; and (vi) government regulation could adversely affect the Company’s business and prospects. These and other factors that may affect the Company’s future results of operations are identified and described in more detail in its filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K/A for the fiscal year ended March 31, 2018, filed with the SEC on August 9, 2018. Modifications to those factors and/or additional factors are described in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2018, filed with the SEC on February 8, 2019. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by applicable law, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

Contacts

Natasha Vecchiarelli

Director of Corporate Communications

pdvWireless, Inc.

973-531-4397

nvecchiarelli@pdvwireless.com

Phil Sgro
Raffetto Herman Strategic Communications
202-585-0210
psgro@rhstrategic.com